Rule 424(b)(3) and Rule 424(c)
                                                         SEC File No. 333-114302


                    Prospectus Supplement dated May 21, 2004
                       To Prospectus dated April 22, 2004


                               BUYERS UNITED, INC.
                                  COMMON STOCK

         This prospectus covers 5,504,671 shares of the common stock of Buyers United, Inc., that may be sold from time to time by the persons listed under the caption "Selling Security Holders," beginning on page 10 of the prospectus to which this supplement is attached. The 5,504,671 shares consist of 4,532,000 shares issued in a private placement that closed in March 2004, 808,546 shares issued as dividends and on conversion in March 2004 of previously outstanding preferred stock, and 164,125 shares issuable on exercise of a warrant at an exercise price of $2.76 per share.

         Buyers United will receive the proceeds from exercise of the warrant, but will not receive any proceeds or benefit from the resale of the shares by the selling security holders.

         Quotations for our common stock are reported on the OTC Bulletin Board under the symbol "BYRS." On May 19, 2004, the closing bid price for our common stock was $2.50 per share.

         A copy of our quarterly report on Form 10-Q for the three months ended March 31, 2004 accompanies this supplement. Our annual report on Form 10-KSB for the year ended December 31, 2003 accompanies the prospectus. The mailing address and telephone number of our executive office are:

                               Buyers United, Inc.
                 14870 Pony Express Road, Bluffdale, Utah 84065
                            Telephone (801) 320-3300

         See "Risk Factors" beginning on page 5 of the prospectus for information you should consider before you purchase shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

              Notice About Information Presented In This Supplement

         o This supplement may be used by the Selling Security Holders to offer their shares only if accompanied by the prospectus.

         o This supplement provides information that supersedes, or is in addition to, information presented in the prospectus. If there is any difference between the information presented in this supplement and the information contained in the prospectus, you should rely on the information in this supplement.

         o You should rely only on the information provided in this supplement and the prospectus. We have not authorized anyone to provide you with different information.

         o We do not claim the information contained in this supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective covers.

                            SUPPLEMENTAL INFORMATION

                           Incorporation By Reference

         The Securities and Exchange Commission (SEC) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. By this supplement we incorporate by reference into the prospectus our:

         1. Quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 17, 2004;

         2. Current Report on Form 8-K as filed with the SEC on May 14, 2004;

         3. Annual Report on Form 10-KSB as filed with the SEC on March 30, 2004; and

         4. Current Report on Form 8-K as filed with the SEC on March 17, 2004.

         Upon a written or oral request, we will provide to you free of charge a copy of any or all of such documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in those documents. You should direct any requests for documents to:

                            Kimm Partridge, Secretary
                               Buyers United, Inc.
                             14870 Pony Express Road
                              Bluffdale, Utah 84065
                            Telephone (801) 320-3300


                           Forward-looking Statements

         You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Operating Results and Financial Condition" sections of the prospectus and elsewhere in this supplement and the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.


Prospectus Supplement dated May 21, 2004

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